Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE	26 Summer St., Bridgewater, MA 02324 TEL: (508) 279-1789 - FAX: (508) 697-6419 www.chasecorp.com AMEX:CCF

CHASE CORPORATION ANNOUNCES
2-FOR-1 STOCK SPLIT

Bridgewater, MA – May 30, 2007 – Chase Corporation (AMEX:CCF) today announced that its Board of Directors approved a 2-for-1 stock split of the Company’s common stock. The stock split will be effected in the form of a 100% stock dividend to be distributed on or about June 27, 2007, to shareholders of record on June 13, 2007, with shareholders receiving one additional share of common stock for each share held. Chase Corporation currently has approximately 4,095,375 shares of common stock outstanding.

In announcing the stock split, Chase Corporation Chairman, President and CEO Peter R. Chase said, “We thank our shareowners for their support and believe this split will further increase the liquidity of our common stock and make it more attractive to a broader range of potential investors.”

Chase Corporation is a publicly traded company (AMEX:CCF) and is a leader in the manufacture of tapes, laminates, sealants, and coatings for the protection of high reliability, specialty applications in the Wire & Cable, Electronic, Construction and Consumer markets.  Details of Chase Corporation can be found at www.chasecorp.com.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the “safe harbor,” the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

§§§§§§

For further information contact Paula Myers – Shareholder and Investor Relations Department (508) 279-1789 Ext. 219 or email to investorrelations@chasecorp.com